GRANT OF INCENTIVE STOCK OPTION

THIS GRANT OF INCENTIVE STOCK OPTION, made and entered into effective as of the 7th day of February, 2001 (the "Date of Grant") is delivered by TODD SHIPYARDS CORPORATION, a Delaware corporation ("Todd") to STEPHEN G. WELCH (the "Grantee") who is an employee and officer of Todd and Todd Pacific Shipyards Corporation (Grantee's employer is sometimes referred to herein as the "Employer").

RECITALS:

WHEREAS, the Board of Directors of Todd (the "Board") on June 2, 1993, adopted, with subsequent shareholder approval, the Todd Incentive Stock Compensation Plan (the "Plan"); and

WHEREAS, the Plan provides, inter alia, for the granting of incentive stock options by a committee to be appointed by the Board (the "Committee") to directors, officers and key employees of Todd or any subsidiary of Todd (excluding directors and officers who are not employees) to purchase, or to exercise certain rights with respect to, shares of the Common Stock of Todd, par value $.01 per share (the "Stock"), in accordance with the terms and provisions thereof; and

WHEREAS, the Committee considers the Grantee to be a person who is eligible for a grant of incentive stock options under the Plan, and has determined that it would be in the best interest of Todd to grant the incentive stock options documented herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Grant of Option.  Subject to the terms and conditions hereinafter set forth and subject to the provisions of the Plan, Todd, with the approval and at the direction of the Committee, hereby grants to the Grantee, as of the Date of Grant, an option to purchase up to 240,000 shares of Stock at a price of $6.55 per share, the fair market value (the "Exercise Price"). Such option is hereinafter referred to as the "Option" or "Options" and the shares of stock eligible for purchase upon exercise of the Option are hereinafter sometimes referred to as the "Option Shares". Grantee hereby acknowledges that the Options granted hereunder do not qualify as incentive stock options (as such term is defined under section 422 of the Internal Revenue Code of 1986, as amended).

2.	Vesting and Exercise.  Subject to such further limitations as are provided herein and the accelerated vesting provisions contained in Section 3 below, the Options shall become vested and exercisable as follows:

(a)	One-third (1/3) of the Options (for 80,000 shares of Stock) shall become vested and exercisable on the first anniversary of the Grant Date.

(b)	The remaining two-thirds (2/3) of the Options (for 160,000 shares of
Stock) shall vest and become exercisable on a pro-rata basis over the twenty-four (24) month period following the first anniversary of the Grant Date, such that Grantee becomes vested in 6,667 shares on the seventh (7th) day of each calendar month following the first anniversary of the Grant Date until the thirty (30) day period commencing on January 7, 2004 and ending on February 6, 2004, whereupon Grantee shall vest in Options for 6,659 shares of Stock and shall be fully vested in the Options granted hereunder.

3.	Accelerated Vesting.  Notwithstanding the vesting and exercise provisions set forth in Section 2 above, Grantee shall become immediately vested in all Options granted hereunder in the event of a Change of Control (as defined hereafter) at any time during the three (3) year period following the Date of Grant, whereupon Grantee shall have the immediate right to purchase all of the Option Shares granted hereunder at the Exercise Price.
In the event of such Change of Control, the Company may, at its election, provide for consideration to be paid to Grantee in an amount equal to the fair market value of all such exercisable Options less the Exercise Price in lieu of issuing certificates for the Option Shares to Grantee as a result of such Change of Control. Upon the occurrence of a Change of Control, Grantee shall simultaneously exercise all Options and shall execute and deliver any documents reasonably requested by the Company in connection therewith. As used herein, "Change of Control" shall mean: (A) a "person" (meaning an individual, a partnership, or other group or association as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) acquires more than fifty percent (50%) of the combined voting power of the outstanding securities of the Company having a right to vote at elections of directors; or (B) the individuals who at the commencement date of this Agreement constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute a majority thereof; provided, however, that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall be, for purposes of this subparagraph (B), considered as though he were a member of the Incumbent Board.

4.  Termination of Option.

(a)	The Option and all rights hereunder with respect thereto, to the extent such rights shall not have been exercised, shall terminate and become null and void after the expiration of ten (10) years from the Date of Grant (the "Option Term").

(b)	Upon the occurrence of Grantee ceasing for any reason to be employed by the Employer (such occurrence being a termination of the Grantees employment), the Option, to the extent not previously vested and exercisable, shall terminate and become null and void immediately upon such termination of Grantee's employment, except in a case where the termination of the Grantees employment is by reason of disability or death. Upon a termination of the Grantee's employment by reason of disability or death, the Option may only be exercised during the following periods, but only to the extent that the Option was outstanding, vested and exercisable on any such date of disability or death: (i) the one-year period following the date of such termination of the Grantee's employment in the case of disability (within the meaning of Section 22(e)(3) of the Code), (ii) the six-month period following the date of issuance of letters testamentary or letters of administration to the executor or administrator of a deceased Grantee, in the case of Grantee's death during his employment by the Employer, but not later than one year after the Grantee's death, and (iii) the three-month period following the date of such termination in the case of disability other than as described in
(i) above. In no event, however, shall any such period extend beyond the Option Term. In the event of a termination of Grantee's employment for reasons other than those referred to herein or in (e) below, all vested
Options may only be exercised within ninety (90) days following Executive's termination of employment. Any vested Option not exercised within the appropriate time periods set forth above shall be forfeited and terminated.

(c)	In the event of the death of the Grantee, the Option may be exercised by the Grantees legal representative(s), but only to the extent that the Option would otherwise have been exercisable by the Grantee.

(d)	A transfer of the Grantees employment between Todd and any subsidiary of Todd, or between any subsidiaries of Todd, shall not be deemed as a termination of the Grantees employment.

(e) 	Notwithstanding any other provisions set forth herein or in the Plan, if the Grantee shall (i) breach any covenant not to compete or any provisions of any employment agreement with Todd or any subsidiary of Todd, or (ii) engage in conduct that results in the Grantee's discharge for Cause (as defined in the Executive Employment Agreement with between Grantor and Grantee), any unexercised portion of the Option shall immediately terminate and be null and void and Grantee shall not vest in any other Options pursuant hereto.

5.	Exercise of Options.

(a)	The Grantee may exercise the Option with respect to all or any part of the number of Option Shares then exercisable hereunder by giving the Secretary of Todd written notice of intent to exercise. The notice of exercise shall specify the number of Option shares as to which the Option is to be exercised and the date of exercise thereof, which date shall be at least five (5) days after the giving of such notice unless an earlier time shall have been mutually agreed upon.

(b)	Full  payment (in U.S. dollars) by the Grantee of the option price for the Option Shares purchased shall be made on or before the exercise date specified in the notice of exercise in cash, or, with the prior written consent of the Committee, in whole or in part through the surrender of previously acquired shares of Stock at their fair market value on the exercise date, provided, however, that the shares to be so surrendered have been held and fully paid for by Grantee for (i) not less than six months, or
(ii) if such shares were acquired pursuant to the exercise of an incentive stock option as defined in the Code, not less than one year. On the exercise date specified in the Grantee's notice or as soon thereafter as is practicable, Todd shall cause to be delivered to the Grantee, a certificate or certificates for the Option Shares then being purchased (out of theretofore unissued Stock or reacquired Stock, as Todd may elect) upon full payment for such Option shares. The obligation of Todd to deliver Stock shall, however, be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Option or the Option Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Option or the issuance or purchase of Stock thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(c)	If the Grantee fails to pay for any of the Option Shares specified in such notice or fails to accept delivery thereof, the Grantee's right to purchase such Option Shares may be terminated by Todd.

(d)	The date specified in the Grantee's notice as the date of exercise shall be deemed the date of exercise of the Option, provided that payment in full for the Option Shares to be purchased upon such exercise shall have been received by such date. Notwithstanding the foregoing, for purposes of
Section 3(b) above, the exercise date shall be the date of Grantee's notice to Todd so long as payment for the shares to be acquired upon exercise is made in full within five business days thereafter.

6.	Adjustment of and Changes in Stock of Todd.  In the event of a reorganization, recapitalization, change of shares, stock split, spin-off, stock dividend, reclassification, subdivision or combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of capital stock of Todd, the Committee shall make such adjustment as it deems appropriate in the number and kind of shares of Stock subject to the Option and/or in the option price; provided, however, that no such adjustment shall give the Grantee any additional benefits under the Option.

7.	Fair Market Value.  As used herein, unless otherwise specifically identified, the fair market value of a share of Stock shall be the average of the high and low sale prices per share of Stock on the New York Stock Exchange, as determined by the Committee, on the applicable date or reference hereunder, or if there is no sale on such date, then the average of such high and low sale prices on the last previous day on which a sale is reported.

8.	No Rights of Stockholders.  Neither the Grantee nor any personal representative shall be, or shall have any of the rights and privileges of, a stockholder of Todd with respect to any shares of Stock subject to the Option, in whole or in part, prior to the date of exercise of the Option.

9.	Non-Transferability of Option.  During the Grantee's lifetime, the
Option hereunder shall be exercisable only by the Grantee or any guardian or legal representative of the Grantee, and the Option shall not be transferable except in the case of the death of the Grantee, by will or the laws of descent and distribution, nor shall the Option be subject to attachment, execution or other similar process. In no event of (a) any attempt by the Grantee to alienate, assign, pledge, hypothecate or otherwise dispose of the Option, except as provided for herein, or (b) the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, Todd may terminate the Option by notice to the Grantee and it shall thereupon become null and void.

10.	Employment Not Affected.  Neither the granting of the Option nor its exercise shall be construed as granting to the Grantee any right with respect to continuance of employment with the Employer. Except as may otherwise be limited by a written agreement between the Employer and the Grantee, the right of the Employer to terminate at will the Grantee's employment with it at any time (whether by dismissal, discharge, retirement or otherwise) is specifically reserved by Todd, as the Employer, or on behalf of the Employer (whichever the case may be), and acknowledged by Grantee.

11.	Amendment of Option.  The Option may be amended by the Board or the
Committee at any time (i) if the Board or the Committee determines, in its sole discretion, that amendment is necessary or advisable in the light of any addition to or change in the Internal Revenue Code of 1986 or in the regulations issued thereunder, or any federal or state securities law or other law or regulation; or (ii) other than in the circumstances described in clause (i), with the consent of the Grantee.

12.	Notice.	  Any notice to Todd provided for in this instrument  shall
be addressed to it in care of its Secretary at its offices at 1801 16th Avenue SW, Seattle, WA 98134, and any notice to the Grantee shall be addressed to the Grantee at the current address shown on the payroll records of the Employer. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

13.	Incorporation of Plan by Reference.  The  Option is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Option shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this instrument, and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.

14.	Notice of Disposition.  The Grantee agrees to give Todd immediate notice of any sale, transfer, assignment or disposition of the Option Shares acquired upon exercise if such event occurs within one year from the date of exercise.

15.	Governing Law.  The validity, construction, interpretation and effect of this instrument shall exclusively be governed by and determined in accordance with the laws of the State of Washington, except to the extent preempted by federal law, which shall, to the extent applicable, govern.

16.	Arbitration.  Any disputes arising in connection with this agreement or the granting of the Options hereby shall be resolved by compulsory arbitration pursuant to the arbitration procedures set forth in the employment agreement entered into between Grantee and Todd of even date herewith.



IN WITNESS WHEREOF, Todd has caused its duly authorized officer to execute and attest this Grant of Incentive Stock Option and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

THIS AGREEMENT HAS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

TODD SHIPYARDS CORPORATION


By
Name
Title


ACCEPTED AND AGREED TO:


By
	Stephen G. Welch
	Grantee